Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 5 to Form F-1 of our report dated July 20, 2022, with respect to our audit of the consolidated financial statements of Lemeng Holdings Limited as of December 31, 2021 and for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

We were dismissed as auditors in December 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

November 1, 2023